Exhibit 99.1

NEWS RELEASE for February 10, 2004 at 4:00 PM EST
Contact:	Jill Bertotti (Investors)	Richard L. Harrison
	Len Hall (Media)	Chief Financial Officer
	Allen & Caron Inc	Interpore Cross International
	949-474-4300	949-453-3200
jill@allencaron.com
len@allencaron.com

INTERPORE CROSS REPORTS YEAR-END, FOURTH QUARTER RESULTS;

2003 REVENUES INCREASE BY 20 PERCENT OVER 2002

IRVINE, CA (February 10, 2004) - Interpore Cross International (Nasdaq NM: BONZ) today reported total revenues for the year ended December 31, 2003 rose to a record $70.7 million, up 20 percent from total revenues of $58.9 million in the year ended December 31, 2002. Net product sales for the year ended December 31, 2003 increased 15 percent to $67.5 million from $58.9 million in 2002. Sales of spinal implant products increased 21 percent to $44.6 million in 2003 from $36.8 million in 2002. Sales of orthobiologic products increased three percent to $18.7 million in 2003 from $18.1 million in 2002. Sales of minimally invasive surgery, or MIS, products increased six percent to $4.3 million in 2003 from $4.0 million in 2002. Royalty income from spinal implant licensees added $3.2 million to total revenues in 2003.

Income from operations for fiscal year 2003 increased 121 percent to $7.2 million, or ten percent of revenues, from $3.3 million, or six percent of revenues, for fiscal year 2002. Pre-tax income for the year ended December 31, 2003 included other income of $15 million paid by DePuy Spine in January 2003 in connection with the settlement of litigation relating to Interpore Cross’ spinal implant system patents. Net income for 2003 was $14.9 million, or $.79 per diluted share, compared with net income of $4.1 million, or $.23 per diluted share, for 2002.

Interpore Cross Chairman and Chief Executive Officer David C. Mercer commented on the annual results: “The Company continued to produce strong growth and returns in 2003 – both from product sales and from royalty payments stemming from intellectual property assets. We view as especially significant the continued progress made in our core spinal implant product lines both domestically and abroad.

“Among companies our size,” continued Mercer, “we continue to set the standard for diversity of spinal products as well as innovation within those categories. Combined with the results of last year, we believe we are a better company than at any time in the past, with a strong and growing product platform capable of supporting above-market sales growth. We are committed to pushing forward with numerous programs designed to improve spinal medicine and growing our enterprise. “

Total revenues for the fourth quarter of 2003 increased 14 percent to $18.0 million from $15.7 million in the fourth quarter of 2002. Net product sales for the 2003 fourth quarter rose to a record $17.4 million, up 10 percent from net product sales of $15.7 million in the same quarter of 2002. Sales of spinal implant products increased 16 percent to a record $11.7 million in the fourth quarter

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INTERPORE CROSS REPORTS YEAR-END, FOURTH QUARTER RESULTS

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of 2003 from $10.0 million in the fourth quarter of 2002. Sales of orthobiologic products decreased four percent to $4.6 million in the fourth quarter of 2003 from $4.7 million in the fourth quarter of 2002. Sales of MIS products increased 22 percent to $1.2 million in the fourth quarter of 2003 from $958,000 in the fourth quarter of 2002. Royalty income for the fourth quarter of 2003 was $623,000.

Income from operations for the fourth quarter of 2003 decreased eight percent to $1.0 million, or six percent of revenues, from $1.1 million, or seven percent of revenues, in the fourth quarter of 2002. Net income for the fourth quarter of 2003 was $850,000, or $.04 per diluted share, compared with net income of $1.5 million, or $.08 per diluted share, for the fourth quarter of 2002. Net income for the 2002 quarter benefited from the recording of a $190,000 income tax benefit.

Mercer commented on the fourth quarter results: “Strong contributions from our spinal implant products and international sales in each of our product groups highlighted the quarter. Operationally, we continued to deploy resources focused on gaining traction in the MIS business and we continued to roll out our ACCESS® AGF® product while providing training for that system in the field. We think that, despite a somewhat slower launch than anticipated, ACCESS sets the standard in blood-derived growth factor systems and that it will make a significant contribution in 2004.”

As previously announced, the company is conducting a conference call to review the financial results today at 4:30 PM EST (Eastern). Audio access to the conference call will be available through a live webcast via a link provided in the Corporate Information/Events section of Interpore Cross’ website at www.interpore.com. The webcast of Interpore Cross’ conference call will also be available for one year by accessing the same link.

About Interpore Cross International

Interpore Cross International is focused on providing innovative products for spinal surgery. Its three major product groups – spinal implant products, orthobiologics products and minimally invasive surgery products – are sold around the world. The products are used by orthopedic surgeons and neurosurgeons in a wide range of applications.

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that relate to expectations for product launches, sales growth, progress in our MIS business and contributions from our ACCESS AGF product, and other statements that relate to the intent, belief, plans or expectations of the company or its management, or that are not a statement of historical fact. Any forward-looking statements in this news release are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially from expected results, including the company’s inability to launch its new product offerings or generate expected sales of such products, including the ACCESS product, obsolescence or inability of its existing products to effectively compete, lack of growth in sales of MIS products, inability to attract and retain qualified direct sales representatives, the failure of the organizational changes to the MIS products business to provide the anticipated efficiencies and profitability and an inability of new products to achieve sufficient penetration in the company’s international markets. Additional factors that could cause the company’s actual results to differ materially are discussed in the company’s recent filings with the Securities and Exchange Commission. Interpore Cross disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

- TABLE FOLLOWS-

INTERPORE CROSS INTERNATIONAL

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2003	2002	2003
Net product sales	$15,750	$17,400	$58,923	$67,506
Royalty income	—	623	—	3,212

Total revenues	15,750	18,023	58,923	70,718

Cost of goods sold	4,330	5,405	16,444	20,249

Gross profit	11,420	12,618	42,479	50,469

Operating expenses:
Research and development	2,011	2,184	7,845	8,353
Selling and marketing	6,345	7,481	24,020	27,649
General and administrative	1,952	1,931	7,328	7,219

Total operating expenses	10,308	11,596	39,193	43,221

Income from operations	1,112	1,022	3,286	7,248
Interest and other income, net	162	307	668	16,087

Income before taxes	1,274	1,329	3,954	23,335
Income tax provision (benefit)	(190)	479	(190)	8,401

Net income	$1,464	$850	$4,144	$14,934

Net income per share:
Basic	$.08	$.05	$.24	$.85
Diluted	$.08	$.04	$.23	$.79

Shares used in computing net income per share:
Basic	17,298	17,905	17,238	17,642
Diluted	17,637	19,173	17,920	18,785

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	Dec. 31, 2002	Dec. 31, 2003
Assets
Cash and short-term investments	$1,810	$13,488
Accounts receivable, net	12,632	13,213
Inventory	31,995	32,982
Other current assets	3,638	5,746

Total current assets	50,075	65,429
Property, plant and equipment, net	3,410	2,847
Other assets	23,757	22,542

Total assets	$77,242	$90,818

Liabilities & Stockholders’ Equity
Current liabilities	$6,208	$5,974
Deferred income taxes	—	427
Long-term debt	5,818	—
Stockholders’ equity	65,216	84,417

Total liabilities & stockholders’ equity	$77,242	$90,818

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